Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614-2545 troutman.com

February 7, 2021

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Ladies and Gentlemen:

We have acted as legal counsel to Polar Power, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated February 7, 2021 (the “Prospectus Supplement”), to a Registration Statement (File No. 333-252196) on Form S-3 (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of an aggregate of 750,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Shares”), to ThinkEquity, a division of Fordham Financial Management, Inc., as representative of the underwriters (the “Underwriters”), pursuant to an Underwriting Agreement dated February 7, 2021 between the Company and the Underwriters (the “Underwriting Agreement”). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended, and By-laws, as amended, each as currently in effect, the Registration Statement and the exhibits thereto, the Prospectus Supplement, the Underwriting Agreement and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Polar Power, Inc. February 7, 2021 Page 2

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California, New York and Delaware, and this opinion is limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman PEPPER HAMILTON Sanders LLP